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                                                                     EXHIBIT 99


RPI Announces Shareholder Rights Plan

BOULDER, Colo., Nov. 22 /PRNewswire/ -- Ribozyme Pharmaceuticals, Inc. (RPI)
Nasdaq: RZYM - news) announced today that its Board of Directors has adopted a Shareholder Rights Plan designed to protect and maximize shareholder value and to assist the Board of Directors in ensuring fair and equitable benefit to all shareholders in the event of a hostile bid to acquire RPI.

RPI adopted this Rights Plan to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, the Rights Plan imposes a significant penalty upon any person or group that acquires 15 percent or more of the company's outstanding common stock without the approval of the RPI Board. The plan is not being adopted in response to any known attempt to acquire control of the Company.

Under the Plan, a dividend of one Preferred Stock Purchase Right is being declared for each common share held of record as of the close of business on December 8, 2000. No separate certificates evidencing the Rights will be issued unless and until they become exercisable.

The Rights generally will not become exercisable unless an acquiring entity accumulates or initiates a tender offer to purchase 15% or more of the Company's common stock. In that event, each Right will entitle the holder, other than the unapproved acquirer and its affiliates, to purchase either the Company's common stock or shares in an acquiring entity at one-half of market value.

The Right's initial exercise price, which is subject to adjustment, is $300. The Company's Board of Directors generally will be entitled to redeem the Rights at a redemption price of $.01 per Right until an acquiring entity acquires a 15% position. The Rights expire on December 8, 2010.

Additional details of the Shareholder Rights Plan are outlined in a letter that will be mailed to shareholders after the record date and will be contained in a filing with the Securities and Exchange Commission.

Ribozymes are the product of Nobel Prize winning science and are synthetically engineered to act as ``molecular scissors'' capable of cleaving target RNA in a highly specific manner.

RPI (www.rpi.com), located in Boulder, Colorado, is the acknowledged leader in ribozyme therapeutic development. RPI is partnered with Chiron Corporation for the development and commercialization of ANGIOZYME(TM), an anti-angiogenic ribozyme designed to inhibit the growth of new blood supplies to tumors and prevent tumor growth and metastasis. ANGIOZYME recently completed a Phase I/II clinical trial in cancer patients at the Cleveland Clinic. RPI is also developing an anti-Hepatitis C
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ribozyme, HEPTAZYME(TM), which has demonstrated potent efficacy in cell culture assays and will soon be entering Phase II clinical trials in chronic Hepatitis C patients. A Phase I/II study was completed in September 2000. RPI recently announced a development program for a ribozyme therapeutic against Hepatitis B. RPI is also partnered with an affiliate of Elan Corporation plc for development of HERZYME(TM), an anti-HER-2 ribozyme for treatment of breast and other cancers, through the RPI/Elan joint venture, Medizyme Pharmaceuticals Ltd.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in RPI Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings.